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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
              SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
                  OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number: 0-23641

                      ALLERGAN SPECIALTY THERAPEUTICS, INC.
             (Exact name of registrant as specified in its charter)

                   2525 DUPONT DRIVE, IRVINE, CA 92612, (714) 246-6301
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      CLASS A COMMON STOCK, $.01 PAR VALUE
            (Title of each class of securities covered by this Form)

                                      NONE
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       [X]                 Rule 12h-3(b)(1)(i)       [X]
     Rule 12g-4(a)(1)(ii)      [ ]                 Rule 12h-3(b)(1)(ii)      [ ]
     Rule 12g-4(a)(2)(i)       [ ]                 Rule 12h-3(b)(2)(i)       [ ]
     Rule 12g-4(a)(2)(ii)      [ ]                 Rule 12h-3(b)(2)(ii)      [ ]
                                                   Rule 15d-6                [ ]

     Approximate number of holders of record as of the certification or notice date: ONE (1)

     Pursuant to the requirements of the Securities Exchange Act of 1934, Allergan Specialty Therapeutics, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  April 20, 2001                         By:    /s/ DOUGLAS S. INGRAM
                                                  ------------------------------
                                                         Douglas S. Ingram
                                                   General Counsel and Secretary